EXHIBIT 2.2

AMENDMENT OF

CONVERTIBLE PROMISSORY NOTES

Amendment of Convertible Promissory Notes (this “Amendment”), dated as of May 14, 2002, among TeraGlobal Communications Corp., a Delaware corporation (the ”Company”), WallerSutton 2000, L.P., a Delaware limited partnership (“WallerSutton”), Spencer Trask Investment Partners, LLC, a Delaware limited liability company (“Spencer Trask”), and Lincoln Associates, LLC, a Delaware limited liability company (“Lincoln Associates,” and together with WallerSutton and Spencer Trask, the “Holders”).

WHEREAS, the Company and the Holders are parties to that certain Convertible Promissory Note and Warrant Purchase Agreement, dated as of December 10, 2001, as amended (the “Purchase Agreement”);

WHEREAS, as of the date hereof, the Company has sold and issued, pursuant to the Purchase Agreement, secured convertible promissory notes in the aggregate principal amount of two million seven hundred eighty-five thousand two hundred eighty-six dollars ($2,785,286) (collectively, the “Promissory Notes”) and certain warrants;

WHEREAS, the Company has entered into an Assignment of Assets and Assumption of Liabilities Agreement, dated May 14, 2002, with Wave Three Software, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Wave3”), pursuant to which, subject to the terms thereof, the Company assigned, transferred, conveyed and delivered to Wave3 and Wave3 accepted the Assets (as defined therein) and assumed the Liabilities (as defined therein);

WHEREAS, the parties hereto desire to amend all of the Promissory Notes as set forth in this Amendment;

WHEREAS, the Amendments and Waivers section of each of the Promissory Notes provides, among other things, that other than the right to the payment of the Issue Price (as defined in the Promissory Notes) and all accrued but unpaid interest thereon, any other term of the Promissory Notes may be amended with the written consent of the Company and the holders of at least 75% of the aggregate Issue Price of the Promissory Notes then outstanding, and in accordance with the Purchase Agreement; provided, however, that any amendments made to a Promissory Note must be made to each of the Promissory Notes and in accordance with the Purchase Agreement; and

WHEREAS, WallerSutton is the holder of Promissory Notes in the aggregate principal amount of two million six hundred sixty-three thousand eight hundred fifty-seven dollars and eighteen cents ($2,663,857.18) which represent 95.6% of the outstanding Promissory Notes.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Amendment of Automatic Conversion Section of the Promissory Notes.

Section 2 of each of the Promissory Notes is hereby amended in its entirety to read as follows:

“2. Automatic Conversion.

(a) At the Closing of the Wave3 Financing.  Upon the final closing of the Wave3 Financing (as defined below), the Issue Price and any accrued but unpaid interest related thereto (the “Conversion Amount”) shall automatically convert into Units (as defined below) equal to the Conversion Amount divided by $1,000.    For purposes hereof, the term “Wave3 Financing” means the sale and purchase, contemplated by the Securities Purchase Agreement (as defined below), of up to 5,000 units (“Units”), each of which shall consist of one share of the authorized but unissued Series A Convertible Redeemable Preferred Stock, par value $0.001 per share, of Wave Three Software, Inc. (“Wave3”) and one seven year warrant to purchase thirty-four and 15/100 (34.15) shares of the authorized but unissued Class A Common Stock, par value $0.001 per share, of Wave3 at an exercise price of $9.27 per whole share.    The “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated the date hereof, among Wave3 and the purchasers named therein.

(b) Termination of Rights Upon Conversion.  The Holder shall have no right to negotiate any of the terms or conditions upon which the Units shall be issued, which negotiation shall be conducted solely among the Company and the purchasers of the Units.  Conversion shall be deemed effective on the initial closing under the Purchase Agreement regardless of whether such occurs before or after the Maturity Date.  Upon conversion of this Note, the Holder of this Note shall have no further rights under this Note, whether or not this Note is surrendered.

(c) Delivery of Certificates.  As promptly as practicable after any conversion of this Note and the Holder’s surrender of this Note, the Company shall cause Wave3 to issue and deliver to the Holder of this Note the certificate or certificates evidencing the Units issuable to the Holder upon any such conversion.”

2.             The provisions of the Promissory Notes not amended hereby shall remain in full force and effect.

3.             This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the date first written above.

TERAGLOBAL COMMUNICATIONS CORP.

By:	ROBERT E. RANDALL
Robert E. Randall, Chief Executive Officer

WALLERSUTTON 2000, L.P.

By:	WallerSutton 2000 L.L.C., its general partner

By:	JAMES P. CRABTREE
Name: James P. Crabtree
Title: Authorized Member

Address:
500 W. Putnam Ave., 3rd Floor
Greenwich, CT 06830

notices, with a copy to:

RubinBaum LLP
30 Rockefeller Plaza
New York, NY 10112
Attn: Paul A. Gajer, Esq.

The undersigned, being parties to the Purchase Agreement, as amended, hereby acknowledge receipt of this Amendment and consent to the terms hereof.

SPENCER TRASK INVESTMENT PARTNERS LLC

By:
Name:
Title:

LINCOLN ASSOCIATES, LLC

By:
Name:
Title: